UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2016

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On November 4, 2016, Morningstar, Inc. (the Company or the Borrower) and certain of its subsidiaries entered into an amended and restated credit agreement (the Amended and Restated Credit Agreement) with Bank of America, N.A. (Bank of America). The Amended and Restated Credit Agreement amends the Company’s prior Credit Agreement, dated as of July 18, 2014, as amended, with Bank of America and provides the Company with a three-year revolving credit facility with a borrowing capacity of up to $300 million (the Revolving Credit Facility). The Amended and Restated Credit Agreement also provides for the issuance of up to $25 million of letters of credit under the Revolving Credit Facility. The Amended and Restated Credit Agreement expires on November 4, 2019.

As of November 4, 2016, the aggregate principal balance outstanding under the Amended and Restated Credit Agreement was $60 million, all of which was outstanding prior to the Company entering into the Amended and Restated Credit Agreement.  The Company expects additional borrowings under the Amended and Restated Credit Agreement to fund its planned acquisition of the remaining ownership interest in PitchBook Data, Inc. for approximately $180 million (subject to working capital adjustments) and for working capital, capital expenditures, and other corporate purposes.

The Company’s obligations under the Amended and Restated Credit Agreement are unconditionally guaranteed by the Company’s subsidiaries, Morningstar Investment Management LLC and Morningstar Research Services LLC, and will in the future be guaranteed by any other domestic subsidiary of the Company (with certain exceptions) that contributes 10% or more of the consolidated revenue of the Company in any fiscal year.

The interest rate applicable to any loan under the Amended and Restated Credit Agreement is, at the Company’s option, either: (i) the applicable London interbank offered rate plus an applicable margin for such loans, which ranges between 1.00% and 1.75%, based on the Company’s consolidated leverage ratio or (ii) Bank of America’s base rate plus the applicable margin for such loans, which ranges between 2.00% and 2.75%, based on the Company’s consolidated leverage ratio. The Company will pay a commitment fee based on the average daily unused amount of the Revolving Credit Facility. The commitment fee is subject to change depending on the Company’s consolidated leverage ratio. The Company will also pay a participation commission on outstanding letters of credit at an applicable rate based on the Company’s consolidated leverage ratio.

The Amended and Restated Credit Agreement contains customary representations and warranties, and contains customary covenants that provide limitations and conditions on the Company’s and its subsidiaries’ ability to, among other things (i) incur liens, (ii) incur indebtedness, (iii) make certain investments, (iv) merge, dissolve, liquidate, consolidate or dispose of all or substantially all of its assets, (v) make certain dispositions of assets, (vi) declare or make, directly or indirectly, certain restricted payments, (vii) change the nature of its business, and (viii) enter into any transaction of any kind with any affiliate other than on an arm’s length basis and certain other permitted transactions. The Amended and Restated Credit Agreement also contains financial covenants under which the Company: (i) may not exceed a maximum consolidated leverage ratio of 3.00 to 1.00 and (ii) is required to maintain a minimum consolidated interest coverage ratio of not less than 3.00 to 1.00.

The Amended and Restated Credit Agreement contains events of default that include non-payment, breach of covenants, material misrepresentations, cross-default events, insolvency, inability to pay debts, judgements in excess of a threshold amount, certain ERISA events, invalidity of loan documents, and change of control.

The description of the Amended and Restated Credit Agreement contained herein is qualified in its entirety by reference to the Amended and Restated Credit Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of November 4, 2016 among Morningstar, Inc., certain subsidiaries of Morningstar, Inc., and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 8, 2016	By:	/s/ Stéphane Biehler
	Name:	Stéphane Biehler
	Title:	Chief Financial Officer